* Confidential treatment has been requested with respect to certain information contained in this document. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchange Commission.
                                                                   EXHIBIT 10.08


                           SOFTWARE LICENSE AGREEMENT

        This Software License Agreement ("Agreement") is made effective June 30, 1999 ("Effective Date") by and between Niku Corporation, a Delaware corporation with offices at 955 Charter Street, Redwood City, California 94063 ("Niku"), and USinternetworking, Inc., a Delaware corporation with offices at One USi Plaza, Annapolis, MD 21401-7428 ("Licensee").

1.      DEFINITIONS.

        1.1 "Authorized Users" means the employees or agents of Licensee who are authorized to use the Software, as defined in Exhibit A.

        1.2 "Designated Facility" means the business facility of Licensee identified in Exhibit A. The Designated Facility may be changed only with the prior, written consent of an authorized officer of Niku.

        1.3 "End User" means any party licensed by Licensee under this Agreement to: (a) use, but not to further distribute, the Software; or (b) access the Software remotely from Licensee's servers.

        1.4 "Documentation" means the on-line help files and written manuals included with the Software which describe its features and use.

        1.5 "License Fee" means the amount to be paid to Niku by Licensee for the rights granted under this Agreement, as specified in Exhibit A.

        1.6 "Software" means the binary code version of the Niku software product listed in Exhibit A.

        1.7 "Support Fees" means the amount of annual fees to be paid by License for technical support and maintenance for the Software, as specified in Exhibit A.

2. DELIVERY. Niku will use reasonable efforts to deliver the Software to Licensee as soon as practicable after the Effective Date.

3.      LICENSE.

        3.1 GRANT. Subject to the payment of the License Fee and compliance with the other terms of this Agreement, Niku grants Licensee a nonexclusive, nontransferable right and license:

                a) to sublicense/distribute unmodified Software and Documentation to End Users, provided, however, that prior to any distribution of Software or Documentation, Licensee must enter into a sublicense agreement with each End User that is consistent with and not less restrictive than the terms herein;

                b) to install and use one copy of each of the Software on a server computer system at the Designated Facility for purposes of remote End User system access and Authorized User use.. Licensee may make and maintain up to three (3) copies of the installed server Software for archival, back-up, and internal testing purposes, and


NIKU/USINTERNETWORKING CONFIDENTIAL

                c) to use the Documentation in connection with the use of the Software by Authorized Users.

        3.2 THIRD PARTY SOFTWARE. To the extent the Software incorporates any software licensed by Niku from a third party, Niku grants Licensee a sublicense that is co-extensive with the rights to Software granted under Section 3.1.

        3.3     RESTRICTIONS. Licensee expressly agrees that it will not:

                a) transfer the Software or Documentation to a third party for any purpose other than off-site storage of archival or back-up copies, except as set forth in Section 3.1(a);

                b) transfer the server Software to a business facility other than the Designated Facility without the prior, written consent of Niku.

                c) produce a source listing, decompile, disassemble, or otherwise reverse engineer the Software; or

                d) use the Software to provide data processing services, commercial timesharing, rental, or any similar sharing arrangement for a third party, except as consistent with Section 3.1.

        3.4 PROPRIETARY NOTICES. Licensee shall not remove or obscure any notices or markings, including without limitation, copyright, trademark, or confidentiality notices, or ownership notices on Software and the Documentation, including any screen displayed by the Software.

        3.5 RESERVATION OF RIGHTS. Niku retains rights in and to the Software and Documentation not specifically granted to Licensee hereunder, and any use of these items beyond the scope permitted by this Agreement shall constitute a material breach of this Agreement.

        3.6 RECORDS AND COMPLIANCE. Licensee shall maintain accurate records relating to the distribution and sublicensing of the Software, to identify all sublicenses and to otherwise verify Licensee's compliance with the terms of this Agreement. Licensee shall provide such records to Niku within 10 days after the end of each calendar quarter, together with any applicable fees as set forth in Exhibit A. Niku will have the right to inspect Licensee's records and the Software at Licensee's facility as reasonably necessary to verify that Licensee is in compliance with this Agreement. Niku will provide Licensee with reasonable notice prior to any inspections. Niku will be limited to conducting three (3) such inspections in any twelve (12) month period, and will not unreasonably interfere with Licensee's business operations. Niku will bear all costs and expenses associated with the exercise of these rights, unless such inspection reveals that Licensee is not in compliance with this Agreement, in which case, Licensee agrees to pay Licensor the reasonable costs of such inspection plus any additional license fees related to unauthorized use of the Software.

4. LICENSE FEE. Licensee will pay Niku the License Fee in the amount and according to the terms specified in Exhibit A. Unless otherwise specifically provided otherwise in Exhibit A:

        (i) the License Fee will be due and payable in full within thirty (30) days after receipt of the Software by Licensee; and (ii) a late charge of one and one half percent (1.5%) per month or the highest rate permitted by law, whichever is lower, will apply to an overdue balance.

5.      SERVICES.

        5.1 SUPPORT. Subject to the payment of Support Fees, Licensee will be entitled to receive technical support and maintenance under Niku's standard terms and conditions, as set forth in Exhibit B. Niku will provide 7x24x365 pager support for "critical" and "serious" nonconformances in Software in accordance with Exhibit
                B. Licensee shall be responsible for technical support and maintenance of End Users.

        5.2 CONSULTING & TRAINING SERVICES. Niku may provide consulting and training services to Licensee related to the implementation and use of the Software for its applications services provider business. Any such services will be billed on a time and materials basis unless the parties expressly agree otherwise in writing. Any consulting or training services acquired from Niku will be bid separately from the Software licenses granted under this Agreement, and Licensee may acquire either without acquiring the other.

6.      TERM AND TERMINATION.

        6.1 TERM. This Agreement commences on the Effective Date and will remain in force and effect unless terminated in accordance with this Article.

        6.2     TERMINATION. This Agreement may be terminated as follows:

                a) By either party upon thirty (30) days written notice specifying breach if the other party fails to comply with any of the material terms or conditions of this Agreement unless, within the period of notice, all specified breaches have been cured.

                b) By Niku immediately in the event Licensee becomes subject to any bankruptcy or insolvency proceeding, becomes insolvent or subject to control by a trustee, receiver or similar authority or has wound up liquidated, voluntarily or otherwise.

        6.3 EFFECT OF TERMINATION FOR LICENSEE'S BREACH. Subject to the terms of this Agreement, in the event of termination of this Agreement due to a breach by Licensee, the rights and licenses granted to Licensee will immediately terminate and Licensee will have no further right to use the Software. Within thirty (30) days after termination, Licensee must return all copies of the Software and Documentation in its possession or control to Niku, or permanently destroy or disable all such copies. If requested by Niku, a duly authorized officer of Licensee will certify in writing to Niku that Licensee has taken such action.

        6.4 EFFECT OF TERMINATION FOR NIKU'S BREACH. In the event of termination of this Agreement due to a breach by Niku, and without limiting Licensee's right in accordance with this Agreement to obtain remedies for Niku's breach, the rights and licenses granted to Licensee will survive to the extent necessary for Licensee to continue using the Software as permitted under this Agreement. Such continuing rights are subject to Licensee's continued compliance with the terms of this Agreement, including payment of any portion of the License Fee outstanding as of the termination. Nothing will require Niku to provide any technical support or maintenance to Licensee after termination.

        6.5 SURVIVAL. Rights and obligations under this Agreement which by their nature should survive, will remain in effect after termination hereof.

        6.6 If this Agreement terminates, Niku will continue to provide, and Licensee will continue to pay Niku for, service and support to End Users in accordance with this Agreement and for the term of the end-user agreements existing at the time of termination.

7.      CONFIDENTIALITY.

        7.1 Either party may disclose to the other party technical, product, financial and business information which the disclosing party ("Disclosing Party") considers to be confidential ("Confidential Information"). Information will be considered "Confidential Information" if it is clearly marked as confidential or verbally identified as confidential at the time of disclosure.

        7.2 The party receiving the Confidential Information ("Receiving Party") will not reproduce in any form, or provide, disclose, or give access to Confidential Information to any third party, or to any employee or agent not having a legitimate need to know it, and shall not use the Confidential Information for any purpose other than performing its obligations and exercising its rights under this Agreement.

        7.3 This Agreement imposes no obligation upon the Receiving Party with respect to Confidential Information which the Receiving Party can establish by legally sufficient evidence: (i) was in the possession of, or was known by, the Receiving Party prior to its receipt from the Disclosing Party, without an obligation to maintain its confidentiality; (ii) is or becomes generally known to the public without violation of this Agreement; (iii) is obtained by the Receiving Party from a third party having the right to disclose it, without an obligation to keep such information confidential; or (iv) is independently developed by the Receiving Party without the use of Confidential Information and without the participation of individuals who have had access to the Confidential Information.

        7.4 The Disclosing Party retains ownership of the Confidential Information. The Receiving Party does not acquire any rights in Confidential Information under this Agreement, except the limited right to use as described above.

        7.5 The Receiving Party's confidentiality obligations with respect to the Confidential Information shall survive the termination of this Agreement and will continue for a period of five (5) years from the Effective Date, provided that the obligation to maintain the confidentiality of any Niku source code shall be perpetual.

8.      WARRANTY AND DISCLAIMER.

        8.1 Niku warrants to Licensee that the Software will perform in substantial accordance with the Documentation for a period of one (1) year from the date the Software is delivered to

                Licensee. If the Software does not perform as warranted, Niku will attempt to correct the Software, or if a correction is not reasonably possible , to replace the Software free of charge. If Niku is unable to make the Software perform as warranted, Niku will terminate this Agreement and refund the License Fee. This warranty is made to and for the sole benefit of Licensee, and will be enforceable against Niku only if:

                      a) all modifications, alterations or additions to the Software made by Licensee, if any, have been made using tools or utilities included in the Software or otherwise provided by Niku; and

                      b) Licensee has not made or caused to be made any modifications, alterations, or additions to the Software that cause it to deviate from the Documentation.

        8.2 Niku represents and warrants to Licensee that the media upon which the Software is provided will be free from defects and viruses, and will function properly under ordinary use for a period of ninety (90) days.

        8.3 Niku warrants to Licensee that the Software will record, store, process and calculate any information dependent on or relating to dates on or after January 1, 2000 in the same manner, and with the same functionality, data integrity and performance, as such Software records, stores, processes, calculates and presents calendar dates on or before December 31, 1999. This warranty does not apply if any hardware, third party software or data used by Customer in conjunction with the Software does not meet the same performance standards as those stated for the Software in this Section 8.2.

        8.4 OTHER THAN THE EXPRESS WARRANTIES IN SECTION 8.1 THROUGH 8.3, NIKU DOES NOT MAKE AND DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES OR CONDITIONS WITH RESPECT TO THE SOFTWARE INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. No agent of Niku is authorized to modify these limitations.

        8.5 With respect to the warranties set forth in this Section 8, Licensee may disclose to its End Users the preceding warranties and may pass such warranties in Licensee's name. Any breach of the foregoing warranty claims by such End Users will be considered as a warranty claim that Licensee may bring under this Section 8.

9.      INDEMNITY.

        9.1 INDEMNIFICATION BY NIKU. Niku will (a) defend Licensee against a claim that the Software or Documentation infringes a patent, copyright, trade secret or other proprietary right in the United States and (b) indemnify Licensee for damages, costs and reasonable attorneys' fees finally awarded against Licensee, provided that: (i) Licensee notifies Niku in writing within twenty (20) days of the claim; (ii) Niku has sole control of the defense and all related settlement negotiations, provided that Licensee may participate in the defense or settlement of the claim at its own expense; and (iii) Licensee provides Niku with the assistance, information, and authority reasonably necessary to perform the above. Reasonable out-of-pocket expenses incurred by Licensee in providing such assistance will be reimbursed by Niku.

        9.2 EXCLUSIONS. Niku shall have no liability for any claim of infringement based on: (i) use of a superseded or altered release of some or all of the Software or any modification thereof furnished under this Agreement including, but not limited to, Licensee's failure to use corrections, fixes, or enhancements made available by Niku; (ii) the combination, operation, or use of some or all of the Software or any modification thereof with information, software, specifications, instructions, data, or materials ("Material") not furnished by Niku to the extent the infringement would have been avoided by not combining, operating, or using the Software or the modification thereof, with such Material; (iii) any change, not made by Niku, to Software or any modification thereof; or (iv) Licensee's misuse of the Software or any modification thereof.

        9.3 INFRINGEMENT. If the Software is held or is believed by Niku to infringe, Niku shall have the option, at its expense, to: (i) modify the Software to be non-infringing; (ii) obtain for Licensee a license to continue using the Software; or (iii) terminate this Agreement and refund a pro rata portion of the License Fee. The pro rata portion to be refunded shall be determined by amortizing the Licensee Fee evenly over a three
                (3) year period from the Effective Date.

        9.4     END USERS. With respect to the indemnity set forth in this
                Section 9, Licensee may disclose to its End Users the preceding indemnity and may pass such indemnity in Licensee's name. Any indemnification claims by such End Users will be considered as an indemnification claim that Licensee may bring under this
                Section 9.

        9.5 EXCLUSIVE REMEDY. Sections 9.1 through 9.4 state Niku's entire liability and Licensee's exclusive remedy for claims of infringement of intellectual property rights related to the Software. 9.6

        9.6 INDEMNIFICATION BY LICENSEE. Except as provided under Section 9.1, Licensee will (a) defend Niku against any breach of the representation and warranty set forth in Section 11.11(b) and any claims arising from a third party's use of Software and (b) indemnify Niku for damages, costs and reasonable attorneys' fees finally awarded against Niku, provided that: (i) Niku notifies Licensee in writing within twenty (20) days of the claim; (ii) Licensee has sole control of the defense and all related settlement negotiations; and (iii) Niku provides Licensee with the assistance, information, and authority reasonably necessary to perform the above. Reasonable out-of-pocket expenses incurred by Niku in providing such assistance will be reimbursed by Licensee.

10.     LIMITATION OF LIABILITY.

        10.1 LIMITATIONS. Except for express undertakings to indemnify, or breach of obligations concerning the use of Confidential Information, or breach of the scope of the license rights granted hereunder, and to the extent not prohibited by applicable law:

                      a) IN NO EVENT SHALL EITHER PARTY'S TOTAL LIABILITY TO THE OTHER FOR DAMAGES (REGARDLESS OF THE FORM OF THE ACTION, WHETHER IN CONTRACT, TORT, WARRANTY, OR OTHERWISE) EXCEED $200,000; AND

                      b) NEITHER PARTY WILL BE LIABLE FOR ANY INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES IN CONNECTION

                      WITH OR ARISING OUT OF THIS AGREEMENT, INCLUDING LOSS OF BUSINESS, REVENUE, PROFITS, USE, DATA OR OTHER ECONOMIC ADVANTAGE, HOWEVER IT ARISES, WHETHER IN CONTRACT OR TORT, EVEN IF THAT PARTY HAS BEEN PREVIOUSLY ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

        10.2 ALLOCATION OF RISK. The parties acknowledge that the foregoing limitations of liability represent a reasonable and negotiated allocation of risk as between the parties, that these limitations constitute an integral part of this Agreement, and that absent these limitations the parties would not have executed this Agreement. These limitations will apply notwithstanding the failure of the essential purpose of any limited remedy.

11.     GENERAL.

        11.1 NOTICES. All notices required by this Agreement must be delivered in person or by means evidenced by a delivery receipt to the address specified below or as otherwise notified in writing and will be effective upon receipt.

                To Niku:                               To Licensee:
                Niku Corporation                       USinternetworking, Inc.
                955 Charter Street                     One USi Plaza
                Redwood City, CA 94063                 Annapolis, MD 21401-7428
                Attn: President                        Attn: General Counsel

        11.2 GOVERNING LAW. Any action related to this Agreement will be governed by New York law and controlling U.S. federal law. In the event of any disagreement under this Agreement, the parties agree to use good faith efforts to resolve such disagreement before commencing any legal action.

        11.2 RELATIONSHIP. This Agreement is not intended to create a relationship such as a partnership, franchise, joint venture, agency, or employment relationship. Neither party may act in a manner which expresses or implies a relationship other than that of independent contractor, nor bind the other party.

        11.3 ATTORNEY'S FEES. In addition to any other relief, the prevailing party in any action arising out of this Agreement will be entitled to reasonable attorney's fees and costs.

        11.4 ASSIGNMENT. Neither party may assign or otherwise transfer any of its rights or obligations under this Agreement, without the prior written consent of the other party.

        11.5 WAIVER. Any express waiver or failure to exercise promptly any right under this Agreement will not create a continuing waiver or any expectation of non-enforcement.

        11.6 SEVERABILITY. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby, and will be interpreted, to the extent possible, to achieve the purposes as originally expressed in the invalid, illegal or unenforceable provision.

        11.7 EXPORT CONTROL. The Software and Confidential Information may be subject to U.S. export control laws and export or import regulations in other countries. Licensee agrees to comply strictly with all such laws and regulations and acknowledges that it has the responsibility to obtain such licenses to export, re-export, or import the Software and Confidential Information as may be required after delivery to Licensee.

        11.8 FORCE MAJEURE. A party is not liable under this Agreement for non-performance, if the non-performance is caused by events or conditions beyond that party's control, and provided the party makes reasonable efforts to perform under the circumstances. This provision does not relieve Licensee of its obligation to make any payments then owing.

        11.9 ENTIRE AGREEMENT. This Agreement is the parties' entire agreement relating to its subject matter. It supercedes all prior or contemporaneous oral or written communications, proposals, conditions, representations and warranties and prevails over any conflicting or additional terms of any quote, order, acknowledgement, or other communication between the parties relating to its subject matter during the term of this Agreement. No modification to this Agreement will be binding, unless in writing and signed by a duly authorized representative of each party.

        11.10 TRADEMARKS. Neither party will use the other party's trade names, trademarks, service marks or logos ("Marks") without such party's permission. Use of each party's Marks will inure to the owner's benefit.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.


NIKU CORPORATION                        USINTERNETWORKING, INC.


By                                      By
  ---------------------------------       --------------------------------------

Name:                                   Name:
     ------------------------------          -----------------------------------

Title:                                  Title:
      -----------------------------           ----------------------------------


The Exhibits to this Agreement are:

Exhibit A - Software Specific Terms
Exhibit B- Support Terms and Conditions

                                    EXHIBIT A

                             SOFTWARE SPECIFIC TERMS

1.      SOFTWARE PRODUCT DESCRIPTION: Niku for IT Consulting, version 2.1

2. AUTHORIZED USERS. Licensee will be authorized to designate as Authorized Users up to [***] - whether as Licensee [***] or [***], or [***].

3.      DESIGNATED FACILITY.

        USinternetworking, Inc.
        One USi Plaza
        Annapolis, MD 21401-7428

        1375 McCandless Drive
        Milpitas, CA 95035

        Kruislaan 415
        1098 SJ Amsterdam

        4th Floor
        1-15 Ariake, 3-Chome
        Koto-KU, Tokyo 135-8650

4. LICENSE FEE. Within thirty (30) days of the Effective Date, Licensee will pay Niku a nonrefundable license fee of $985,000 for [***] licenses that Licensee, at its discretion or as the parties specifically agree in the future, may use internally or sublicense to End-Users according to the terms of this Agreement.

5. SUPPORT FEES. Within ninety (90) days of the Effective Date, Licensee will pay Niku $118,200 of the License Fee - for support for of its internal use licenses during the first [***] of this Agreement. Beginning September 30, 2000, and every twelve (12) months thereafter, Additional Support Fees, also calculated at twelve percent (12%) of the License Fee, will be billed to Licensee, and will become payable in full within thirty (30) days of the invoice.

6. TRAINING SERVICES AND FEE. Any training service to be provided by Niku and associated fees will be negotiated separately by the parties.

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT B

                                NIKU CORPORATION

                 STANDARD SOFTWARE SUPPORT TERMS AND CONDITIONS

        1.      COVERED SOFTWARE.

        a. Licensee agrees to purchase, and Niku agrees to furnish, software maintenance services (the "Support Services") in support of Licensee's use of software licensed by Niku to Licensee under the terms and conditions of the attached Software License Agreement (the "Agreement"), subject to these Standard Software Support Terms and Conditions (the "Support Terms"). The software covered by this is specified in Exhibit A to the Agreement (the "Software"). All corrections, updates, improvements, modifications and new versions of Software furnished to Licensee (the "Updates") will be considered Software within the meaning of the Agreement, and Licensee's use of the Updates will be governed thereby.

        b. The terms of the Agreement governing confidential information, Software warranties and disclaimers, indemnification against intellectual property claims, limitations of liability, notice, governing law, independent contractor status, assignment, waiver, severability, export control, force majeure, and integration of terms are incorporated herein by reference and will govern the Support Terms. Any capitalized terms which are not separately defined in these Support Terms, will have the same meaning as specified in the Agreement.

        2. SUPPORT SERVICES. For the term of this Agreement and subject to the exclusions listed in Section 4 below, Niku will provide the following services with respect to the Software: (a) Niku will attempt to correct within a reasonable time any reported failure of the Software to substantially conform to or perform substantially in accordance with the Documentation; (b) Niku will furnish Licensee, at no additional charge, except for taxes, insurance, shipping and handling, with all Updates which are released generally by Niku to its licensees; (c) Niku will provide Licensee with 24x7x365 pager support for all "critical" and "serious" (as defined below) nonconformances in the Software; and
(d) Niku will provide Licensee with telephone, facsimile and e-mail based support to assist Licensee in its use of the Software.

        3. SERVICE STANDARDS.

        a. The Software's failure to substantially conform to Niku's user documentation will be divided into three classes of severity: (i) a "critical" nonconformance shall be any nonconformance causing a complete failure of the Software or the Licensee's computer accessing the Software; (ii) a "serious" nonconformance shall be any nonconformance which seriously impairs the functionality of the Software (this includes any critical nonconformance for which a work-around or detour solution has been devised or identified); and
(iii) a "minor" nonconformance shall be any nonconformance which does not seriously impair the functionality of the Software.

        b. Niku will provide a response to a report of the above-described nonconformity by Licensee according to the following response schedule: (a) all critical nonconformity's shall be responded to by Niku within one (1) hour of that time that Licensee first reports such nonconformity's to Niku; (b) all serious nonconformity's shall be responded to by Niku within five (5) hours of the date that Licensee first reports such nonconformity's to Niku; and (c) all minor nonconformity's shall be responded to by Niku within three (3) days of the date that Licensee first reports such nonconformity's to Niku. Niku's duty to respond shall consist of (i) delivery of an existing or new update, modification or enhancement to correct such nonconformance; or (ii) identification of a workaround or detour solution; or (iii) a request for more information for purposes of analyzing or verifying the nonconformance; or (iv) delivery of a plan for correcting the nonconformance.

        c. Niku will use all reasonable efforts to reach closure on all nonconformity's reported by the Licensee to Niku in accordance with the following schedule: (i) critical nonconformity's shall be closed within two (2) hours of notice to Niku; (ii) serious nonconformity's will be closed within twelve (12) hours of notice to Niku; and (iii) minor nonconformity's will be closed in next regular Software update generally distributed by Niku to all licensees. "Closure" or "closed" consists of Niku providing an update or new documentation to the Software which eliminates the nonconformance or provides a work-around solution which enables the user to easily avoid the nonconformance.

        4. EXCLUSIONS. The Support Services do not include: (a) repair, replacement, correction or adjustment of any malfunction caused by: (i) modification or repair of the Software by anyone other than Niku; or (ii) accident, catastrophe, abuse, misuse or user error; (b) new products for which Niku establishes a separate license fee; (c) any expendable items, such as tape cartridges, magnetic media, and similar items or supplies; or (d) any software design, development, installation, implementation, or consulting services.

        5. LICENSEE DUTIES. Throughout the term for which Licensee has paid for Support Services, at Licensee's request, Licensee will: (a) provide Niku with remote log-in access to the computer system(s) on which the Software is installed at the Licensee's facility so that Niku can perform diagnostic, error correction, and software downloading services; (b) cooperate with Niku in identifying the cause of any claimed failure of the Software to substantially conform to or perform substantially in accordance with the Documentation, including without limitation, providing Niku with such documentation and other information concerning any such claimed failure as Niku may reasonably request; and (c) allow Niku remote and on-site access to the Software and Licensee's associated equipment for the purpose of performing services under these Support Terms.

In addition, Licensee will provide front-line support to its End Users. Licensee will be responsible for and bear all expenses associated with providing front-line support and Updates to its End Users. Front-line support includes but is not limited to, call receipt, entitlement verification, call screening, installation assistance, problem identification and diagnosis and product defect determination. Licensee agrees that any documentation distributed by Licensee to its End Users will clearly and conspicuously state that End Users should call Licensee for technical support for the Software.

        6. SERVICE HOURS. The support described in section 2 (c) of this Agreement will be provided by Niku to Licensee by telephone, facsimile or email during the business hours of 8:00



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

a.m. to 5:00 p.m. US Pacific Standard Time, Monday through Friday, excluding Niku's public holidays. Notwithstanding the foregoing, critical or serious nonconformances in Software will be supported on a 24x7x365 basis by pager.

        7. PRICES, INVOICING AND PAYMENT. If Licensee decides to purchase support and maintenance services, Licensee will pay the annual fees specified in the Agreement. In addition, Licensee will pay all taxes, excluding taxes based on Niku's net income, payroll, all freight, shipping and insurance costs associated with delivery of materials to Licensee under this Agreement and all preapproved travel, lodging, meal and other incidental expenses specifically incurred by Niku and agreed to by Licensee for furnishing maintenance and support services to Licensee "on-site" at the Licensee's facility. Software maintenance fees are payable annually in advance. Niku will invoice Licensee for the initial fifteen (15) month's Support Fees upon acceptance of the Software, and Niku will invoice Licensee for additional Support Fees pertaining to each succeeding twelve (12) month period at or about the commencement of such period. Niku will invoice Licensee for other charges permitted under this Agreement at or about the times such charges are incurred; except for payment for the initial Support Fees, which shall be payable ninety (90) days after invoice, all Support Fees invoices shall be paid by Licensee within thirty (30) days of receipt.

        8. CHANGE IN SUPPORT FEES. Effective upon any twelve (12) month anniversary of the Effective Date, Niku may increase the amount of the Support Fees relating to the Software, unless provided otherwise in Exhibit B; provided, however, that no such increase shall exceed [***] of the amount of the Support Fees for the twelve (12) month period immediately preceding the effective date of such increase.

        9. TERM AND TERMINATION. These Support Terms shall become effective as of the Effective Date and shall continue in effect for the initial term specified above and thereafter for successive one (1) year renewal terms until terminated as provided in this section. Either party may terminate this Agreement as of the end of its initial term, or as of the end of any renewal term, by written notice to the other party at least thirty (30) days prior to the effective date of termination. In the event that Licensee's license to use the Software is terminated by Niku or Licensee pursuant to the Agreement, these Support Terms shall also terminate as to such Software and Niku will refund to Licensee the amount of any Support Fees already paid with respect to such Software for service beyond the effective date of termination, prorated on a daily basis.

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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